Filed pursuant to Rule 433
Dated May 28, 2009

Relating to
Pricing Supplement No. 119 dated May 28, 2009 to
Registration Statement No. 333-156423

Global Medium-Term Notes, Series F

Fixed Rate Senior Notes Due 2014 (Reopening)
Fixed Rate Senior Notes Due 2019 (Reopening)

Fixed Rate Senior Notes Due 2014 (Reopening)
Issuer:	Morgan Stanley
Principal Amount:
$500,000,000. The notes offered hereby constitute a further issuance of, and will be consolidated with, the $2,000,000,000 aggregate principal amount of Fixed Rate Senior Notes due 2014 issued by us on May 13, 2009.  The notes offered hereby will have the same CUSIP number as the previously issued Fixed Rate Senior Notes Due 2014 and will trade interchangeably with the previously issued Fixed Rate Senior Notes Due 2014 immediately upon settlement.  Upon completion of this offering, the aggregate principal amount outstanding of all such notes will be $2,500,000,000.

Maturity Date:	May 13, 2014
Trade Date:	May 28, 2009
Original Issue Date (Settlement):	June 2, 2009
Interest Accrual Date:	May 13, 2009
Issue Price (Price to Public):	99.81%, plus accrued interest
Agents’ Commission:	0.35% of the principal amount
All-in Price:	99.46%, plus accrued interest
Net Proceeds to Issuer:	$497,300,000, plus accrued interest
Interest Rate:	6.00% per annum
Interest Payment Period:	Semi-annual
Interest Payment Dates:	Each May 13 and November 13, commencing November 13, 2009
Day Count Convention:	30/360
Specified Currency:	U.S. Dollars (“$”)
Minimum Denomination:	$100,000 and integral multiples of $1,000 in excess thereof
Business Day:	New York
CUSIP:	61747Y CF0
ISIN:	US61747YCF07
Issuer Ratings:	A2 (Moody’s) / A (Standard & Poor’s) / A (Fitch) / A+ (R&I) / A (high) (DBRS) (Negative / Negative / Stable / Negative / Negative)
Agents:	Morgan Stanley & Co. Incorporated and such other agents as shall be named in the above-referenced Pricing Supplement
Global Settlement:	Through The Depository Trust Company, Euroclear or Clearstream, Luxembourg

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.  This debt is not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

Fixed Rate Senior Notes Due 2019 (Reopening)
Issuer:	Morgan Stanley
Principal Amount:
$1,000,000,000. The notes offered hereby constitute a further issuance of, and will be consolidated with, the $2,000,000,000 aggregate principal amount of Fixed Rate Senior Notes due 2019 issued by us on May 13, 2009.  The notes offered hereby will have the same CUSIP number as the previously issued Fixed Rate Senior Notes Due 2019 and will trade interchangeably with the previously issued Fixed Rate Senior Notes Due 2019 immediately upon settlement.  Upon completion of this offering, the aggregate principal amount outstanding of all such notes will be $3,000,000,000.

Maturity Date:	May 13, 2019
Trade Date:	May 28, 2009
Original Issue Date (Settlement):	June 2, 2009
Interest Accrual Date:	May 13, 2009
Issue Price (Price to Public):	99.987%, plus accrued interest
Agents’ Commission:	0.45% of the principal amount
All-in Price:	99.537%, plus accrued interest
Net Proceeds to Issuer:	$995,370,000, plus accrued interest
Interest Rate:	7.30% per annum
Interest Payment Period:	Semi-annual
Interest Payment Dates:	Each May 13 and November 13, commencing November 13, 2009
Day Count Convention:	30/360
Optional Make-Whole Redemption:	Yes (treasury spread: plus 50 basis points)
Specified Currency:	U.S. Dollars (“$”)
Minimum Denomination:	$100,000 and integral multiples of $1,000 in excess thereof
Business Day:	New York
CUSIP:	61747Y CG8
ISIN:	US61747YCG89
Issuer Ratings:	A2 (Moody’s) / A (Standard & Poor’s) / A (Fitch) / A+ (R&I) / A (high) (DBRS) (Negative / Negative / Stable / Negative / Negative)
Agents:	Morgan Stanley & Co. Incorporated and such other agents as shall be named in the above-referenced Pricing Supplement
Global Settlement:	Through The Depository Trust Company, Euroclear or Clearstream, Luxembourg

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.  This debt is not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and these offerings.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offerings will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649.

Prospectus Supplement Dated December 23, 2008
Prospectus Dated December 23, 2008